Filed Pursuant to Rule 433
                                                         File No.: 333-129159-15

The depositor has filed a registration statement (including a prospectus and any prospectus supplement) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Deutsche Bank at 1-800-503-4611.

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                        THE SERIES 2006-AR10 CERTIFICATES


                              Initial      Pass-
                             Principal    Through
              Class          Balance(1)     Rate             Principal Types           Interest Types         CUSIP
        --------------------------------------------------------------------------------------------------------------
             Offered Certificates
        Class I-A-1         $502,770,000    (2)   Super Senior, Pass-Through            Variable Rate      94983Y AA 7
        Class I-A-2          $26,462,000    (2)   Super Senior Support, Pass-Through    Variable Rate      94983Y AB 5
        Class I-A-R                 $100    (2)   Senior, Sequential Pay                Variable Rate      94983Y AC 3
        Class II-A-1        $223,830,000    (3)   Super Senior, Pass-Through            Variable Rate      94983Y AD 1
        Class II-A-2         $11,781,000    (3)   Super Senior Support, Pass-Through    Variable Rate      94983Y AE 9
        Class III-A-1       $129,583,000    (4)   Super Senior, Pass-Through            Variable Rate      94983Y AF 6
        Class III-A-2         $6,820,000    (4)   Super Senior Support, Pass-Through    Variable Rate      94983Y AG 4
        Class IV-A-1        $340,476,000    (5)   Super Senior, Pass-Through            Variable Rate      94983Y AH 2
        Class IV-A-2         $17,920,000    (5)   Super Senior Support, Pass-Through    Variable Rate      94983Y AJ 8
        Class V-A-1         $300,000,000    (6)   Super Senior, Pass-Through            Variable Rate      94983Y AK 5
        Class V-A-2         $230,000,000    (6)   Super Senior, Sequential Pay          Variable Rate      94983Y AL 3
        Class V-A-3         $368,153,000    (6)   Super Senior, Sequential Pay          Variable Rate      94983Y AM 1
        Class V-A-4          $18,679,000    (6)   Super Senior, Sequential Pay          Variable Rate      94983Y AN 9
        Class V-A-5         $163,104,000    (6)   Super Senior, Sequential Pay          Variable Rate      94983Y AP 4
        Class V-A-6         $400,000,000    (6)   Super Senior, Sequential Pay          Variable Rate      94983Y AQ 2
        Class V-A-7          $77,891,000    (6)   Super Senior Support, Pass-Through    Variable Rate      94983Y AR 0
        Class B-1            $67,677,000    (7)   Subordinated                          Variable Rate      94983Y AS 8
        Class B-2            $22,069,000    (7)   Subordinated                          Variable Rate      94983Y AT 6
        Class B-3            $11,770,000    (7)   Subordinated                          Variable Rate      94983Y AU 3
             Non-Offered Certificates
        Class B-4             $8,828,000    (7)   Subordinated                          Variable Rate      94983Y AV 1
        Class B-5             $7,356,000    (7)   Subordinated                          Variable Rate      94983Y AW 9
        Class B-6             $7,356,499    (7)   Subordinated                          Variable Rate      94983Y AX 7

-------------
(1)   Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in July 2006, this rate is expected to be approximately 5.6462% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in July 2006, this rate is expected to be approximately 5.6279% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the third loan group. For the initial distribution date in July 2006, this rate is expected to be approximately 5.0986% per annum.
(5) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fourth loan group. For the initial distribution date in July 2006, this rate is expected to be approximately 5.5648% per annum.
(6) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the fifth loan group. For the initial distribution date in July 2006, this rate is expected to be approximately 5.6073% per annum.
(7) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of all loan groups. For the initial distribution date in July 2006, this rate is expected to be approximately 5.5863% per annum.

--------------------------------------------------------------------------------

Allocation of Amount to be Distributed on the Class A Certificates

      Group I-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, as follows:

      first, to the Class I-A-R Certificates; and

      second, concurrently, to the Class I-A-1 and Class I-A-2 Certificates, pro rata.

      Group II-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, to the Class II-A-1 and Class II-A-2 Certificates, pro rata.

      Group III-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group III-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group III-A Certificates, concurrently, to the Class III-A-1 and Class III-A-2 Certificates, pro rata.

      Group IV-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group IV-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group IV-A Certificates, concurrently, to the Class IV-A-1 and Class IV-A-2 Certificates, pro rata.

      Group V-A Certificates

      On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group V-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group V-A Certificates, concurrently, as follows:

   (A) approximately 4.9999775328% to the Class V-A-7 Certificates; and

   (B) approximately 95.0000224672%, concurrently, as follows:

            (1) approximately 20.2711468604% to the Class V-A-1 Certificates;
      and

            (2) approximately 79.7288531396%, sequentially, as follows:

                  (a) up to $1,000 for such Distribution Date, concurrently, as follows:

                        (i)approximately 42.1080999141% to the Class V-A-6
                  Certificates; and

                        (ii) approximately 57.8919000859%, sequentially, to the
                  Class V-A-3, Class V-A-4 and Class V-A-5 Certificates;

                  (b) to the Class V-A-2 Certificates up to $4,000,000 for such
            Distribution Date;

                  (c) concurrently, as follows:

                        (i) approximately 42.1080999141% to the Class V-A-6
                  Certificates; and

                        (ii) approximately 57.8919000859%, sequentially, to the
                  Class V-A-3, Class V-A-4 and Class V-A-5 Certificates; and

                  (d) to the Class V-A-2 Certificates.